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FOR IMMEDIATE RELEASE
August 5, 2020
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
SECOND QUARTER 2020 RESULTS

•	Earnings per share ("EPS")* was $0.66 for the second quarter of 2020 compared to $0.50 for the second quarter of 2019

•	Year-to-date EPS increased to $2.42 from $2.25, for the prior year period

•	Second quarter and year-to-date EPS from continuing operations was $0.64 and $2.41, respectively, compared to $0.54 and $2.30, respectively, for the corresponding periods in 2019

•
Strong performance for the first half of 2020 driven by continued growth in the Company's businesses, the addition of the Boulden acquisition, expense management and gains from two property sales overcame milder weather and the net impact of COVID-19

•	Regulatory proceeding for Hurricane Michael is still underway and is not included in year-to-date operating results

•	The COVID-19 pandemic estimated to have reduced net income by $1.1 million or $0.07 per share, through June 2020

•	Milder weather reduced 2020 year-to-date earnings by $1.4 million, or $0.09 per share, compared to the same period of 2019

•	Closing completed in the last week of July 2020 on the previously announced acquisition of Elkton Gas Company

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced its financial results for the second quarter of 2020. The Company's net income for the quarter ended June 30, 2020 was $11.0 million, or $0.66 per share, compared to $8.3 million or $0.50 per share, for the same quarter of 2019. Net income for the six months ended June 30, 2020 was $39.9 million, or $2.42 per share, compared to $37.0 million, or $2.25 per share, for the same period in 2019, representing an increase of 7.6 percent.
Earnings for the second quarter reflect increased gross margin from higher customer consumption driven primarily by colder weather, pipeline expansion projects, increased margin from Marlin Gas Services, LLC ("Marlin Gas Services"), higher retail propane margins per gallon, organic growth in the natural gas distribution operations, and contribution from the Boulden, Inc. ("Boulden") acquisition. These increases were offset by the net unfavorable impact of a novel strain of coronavirus ("COVID-19"), after including the Federal income tax benefit associated with the Coronavirus Aid, Relief, and Economic Security ("CARES") Act.
Year-to-date earnings were impacted by the positive factors noted above, although on a year-to-date basis, milder temperatures resulted in decreased consumption. Weather during the first six months of 2020 was 8 and 7 percent warmer than the first six months of 2019 on the Delmarva Peninsula and in Ohio, respectively, which was a significant driver of lower consumption and reduced net income by $1.4 million, or $0.09 per share. The adverse weather impact was more than offset by gains from two property sales totaling $2.3 million on an after tax basis. The property sales related to operations which have been consolidated into the Company’s energy efficient Energy Lane campus and the completion of the conversion of the piped propane system in Ocean City, Maryland to natural gas service.

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Absent from the Company’s second quarter and year-to-date results was regulatory relief associated with Hurricane Michael. The Company filed a limited regulatory proceeding with the Florida Public Service Commission (“PSC”) in August 2019 and continues to engage in discussions with the Florida PSC staff and the Office of Public Counsel. A final ruling is expected in the second half of 2020. Interim rates related to this limited proceeding were implemented in January 2020 and have been fully reserved pending final resolution with the Florida PSC.
On March 13, 2020, the U.S. Centers for Disease Control and Prevention (“CDC”) declared a national emergency due to the rapidly growing outbreak of COVID-19. In response to this declaration and the rapid spread of COVID-19 within the United States, federal, state and local governments throughout the country imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These restrictions have continued to significantly impact economic conditions in the United States. Chesapeake Utilities is considered an “essential business,” which allows the Company to continue its operational activities and construction projects while the social distancing restrictions remain in place. In response to the COVID-19 pandemic and related restrictions, the Company implemented its pandemic response plan, which includes having all employees who can work remotely do so in order to promote social distancing and providing personal protective equipment to field employees to reduce the spread of COVID-19. For the three and six months ended June 30, 2020, the estimated impacts that COVID-19 had on the Company's earnings was $0.9 million and $1.1 million, respectively, primarily driven by reduced consumption of energy largely in the commercial and industrial sectors, and incremental expenses associated with COVID-19, including protective personal equipment, premium pay for field personnel and higher bad debt expense. The additional operating expenses the Company has incurred support the ongoing delivery of our essential services during these unprecedented times. The negative impact was partially offset by reduced federal income tax expense recognized in connection with implementation of the CARES Act and lower short-term borrowing costs resulting from a decrease in interest rates. As the COVID-19 pandemic is ongoing, the Company to date has not established regulatory assets associated with the incremental expense impacts, as currently authorized by the Delaware and Maryland PSCs. In Florida, the PSC requires utility companies seeking regulatory asset treatment for COVID-19 related expenses to individually file a formal petition for consideration. The Company is committed to communicating timely updates and will continue to monitor developments affecting its employees, customers, suppliers and stockholders and take additional precautions as warranted to operate safely and to comply with the CDC, Occupational Safety and Health Administration, state and local requirements in order to protect its employees, customers and communities.

“The ability of our employees to execute during these challenging times is demonstrated by our strong performance and significant business achievements during the quarter. Generating increased performance quarter-over-quarter, as well as on a year-to-date basis, was a significant accomplishment in the midst of the COVID-19 pandemic and despite the absence of regulatory relief associated with Hurricane Michael. We have remained focused on the health of our employees and customers as we safely and reliably deliver our essential energy services during this global pandemic,” said Jeffry M. Householder, President and Chief Executive Officer. “In addition to the safe delivery of these services, we have continued to execute on our growth strategy, including our pipeline and distribution system expansion projects as well as our business development activities. We recently announced two new projects that will support local communities in resolving long-term problems of poultry waste disposal and the impact on local waterways. These projects will transform poultry waste into renewable natural gas which will address the impacts of climate change and positively influence the local ecosystem. Despite the unique operating circumstances created by COVID-19, all business units remain focused on growth while also managing our expenses to help offset the COVID-19 impacts. All of these initiatives enabled us to generate strong second quarter performance and to re-affirm our commitment to our 2022 EPS guidance.”

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3-3-3-3

Capital Expenditures Forecast and Earnings Guidance Update
In February 2020, the Company reaffirmed its capital expenditures projection of $750 million - $1 billion of capital expenditures from 2018-2022.  Additionally, the Company updated its previous EPS guidance by increasing the forecasted range for 2022 to $4.70 to $4.90 given the investments already made, those underway and the growth prospects included in the Company’s strategic growth plan. The Company expects its EPS to grow at an average annual rate of 7.75 percent to 9.50 percent.
The Company has continued to review its projections and remains supportive of this guidance, after taking into consideration its strategic plan, the expected impact of COVID-19, the anticipated regulatory relief and opportunities for continued collaboration across the enterprise. The Company has historically achieved an average earnings growth at or above this range, therefore the Company continues to view its long-term growth prospects as comparable to its historical growth.
*Unless otherwise noted, EPS information is presented on a diluted basis.
**This press release includes references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including gross margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.
The Company calculates "gross margin" by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane, and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Other companies may calculate gross margin in a different manner. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structures for unregulated businesses. The Company's management uses gross margin in measuring its business units' performance.

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4-4-4-4

Operating Results for the Quarters Ended June 30, 2020 and 2019

Consolidated Results

	Three Months Ended June 30,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$74,090	$69,369	$4,721	6.8%
Depreciation, amortization and property taxes	17,093	15,970	1,123	7.0%
Other operating expenses	39,020	35,234	3,786	10.7%
Operating income	$17,977	$18,165	$(188)	(1.0)%
Operating income for the three months ended June 30, 2020 decreased by $0.2 million, compared to the same period in 2019. The decrease in operating income was driven by the $4.3 million unfavorable impacts of COVID-19. Excluding these impacts, our operating income increased by $4.1 million primarily as a result of gross margin growth from the Company’s organic growth projects, increased customer consumption due to colder weather, Marlin Gas Services' temporary emergency and contracted pipeline integrity services, increased retail propane margins per gallon and contribution from the Boulden assets that were acquired in December 2019.
Regulated Energy Segment

	Three Months Ended June 30,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$57,131	$55,086	$2,045	3.7%
Depreciation, amortization and property taxes	13,769	13,087	682	5.2%
Other operating expenses	25,356	23,971	1,385	5.8%
Operating income	$18,006	$18,028	$(22)	(0.1)%
Operating income for the Regulated Energy segment remained largely unchanged for the three months ended June 30, 2020 compared to 2019, as a result of the impacts of COVID-19. Results for the quarter included $3.2 million of negative impacts from COVID-19. Excluding these impacts, operating income increased by $3.2 million as a result of higher gross margin from expansion projects completed and underway by Eastern Shore Natural Gas Company ("Eastern Shore") and Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), increased customer consumption due to colder weather and organic growth in the Company's natural gas distribution businesses. This was offset by $0.7 million in higher depreciation, amortization and other taxes and $0.4 million in higher other operating expenses.

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The key components of the increase in gross margin are shown below:

(in thousands)	Margin Impact
Eastern Shore and Peninsula Pipeline service expansions	$1,776
Increased customer consumption - primarily due to colder weather	1,127
Natural gas growth (excluding service expansions)	832
Unfavorable COVID-19 impacts on gross margin	(2,201)
Other variances	511
Quarter-over-quarter increase in gross margin	$2,045

The major components of the increase in other operating expenses are as follows:

(in thousands)
Unfavorable COVID-19 impacts (higher operating and bad debt expenses)	$1,014
Payroll, Benefits and other employee-related expenses	612
Insurance expense (non-health) - both insured and self-insured	438
Other variances	(679)
Quarter-over-quarter increase in other operating expenses	$1,385
Unregulated Energy Segment

	Three Months Ended June 30,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$17,032	$14,380	$2,652	18.4%
Depreciation, amortization and property taxes	3,303	2,850	453	15.9%
Other operating expenses	13,448	12,301	1,147	9.3%
Operating income/(loss)	$281	$(771)	$1,052	136.4%
Operating income for the Unregulated Energy segment increased by $1.1 million for the second quarter, as compared to the second quarter of 2019. Excluding the impacts of COVID-19 of $0.7 million, operating income increased by $1.8 million. The increased operating income reflects margin growth from Marlin Gas Services, higher margin from increased customer consumption as a result of colder weather, higher retail propane margins per gallon and incremental margin from the Boulden assets. These increases were partially offset by $0.5 million in higher depreciation, amortization and property taxes and $0.8 million in higher operating expenses.

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The major components of the increase in gross margin are shown below:

(in thousands)	Margin Impact
Propane Operations
Increased retail propane margins per gallon driven by favorable market conditions and supply management	$867
Boulden acquisition (assets acquired in December 2019)	549
Increase in customer consumption - primarily due to colder weather	535
Marlin Gas Services - increased gross margin from demand for services	1,077
Aspire Energy
Increase in customer consumption - primarily due to colder weather	351
Unfavorable COVID-19 impacts on gross margin	(317)
Other variances	(410)
Quarter-over-quarter increase in gross margin	$2,652

The major components of the increase in other operating expenses are as follows:

(in thousands)
Unfavorable COVID-19 impacts (higher operating and bad debt expenses)	$369
Operating expenses from Boulden acquisition (completed December 2019)	305
Payroll, Benefits and other employee-related expenses	302
Insurance expense (non-health) - both insured and self-insured	218
Other variances	(47)
Quarter-over-quarter increase in other operating expenses	$1,147

Operating Results for the Six Months Ended June 30, 2020 and 2019

Consolidated Results

	Six Months Ended June 30,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$173,911	$168,905	$5,006	3.0%
Depreciation, amortization and property taxes	34,128	31,327	2,801	8.9%
Other operating expenses	79,672	75,291	4,381	5.8%
Operating income	$60,111	$62,287	$(2,176)	(3.5)%
Operating income for the six months ended June 30, 2020 decreased by $2.2 million compared to the same period in 2019. Results through the second quarter of 2020 included $4.7 million of negative impacts from COVID-19. Excluding these impacts, our operating income increased by $2.5 million primarily as a result of higher operating income from organic growth projects, contributions from the Boulden asset acquisition in December 2019 and higher retail propane margins per gallon.

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Regulated Energy Segment

	Six Months Ended June 30,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$125,254	$122,188	$3,066	2.5%
Depreciation, amortization and property taxes	27,527	25,618	1,909	7.5%
Other operating expenses	51,833	48,801	3,032	6.2%
Operating income	$45,894	$47,769	$(1,875)	(3.9)%
Operating income for the Regulated Energy segment for the six months ended June 30, 2020 was $45.9 million, a decrease of $1.9 million, compared to the same period in 2019. Excluding the COVID-19 impacts of $3.3 million, operating income increased $1.4 million as a result of higher gross margin from expansion projects completed by Eastern Shore and Peninsula Pipeline, organic growth in the Company's natural gas distribution businesses, and increased customer consumption.

The key components of the increase in gross margin are shown below:

(in thousands)
Eastern Shore and Peninsula Pipeline service expansions	$2,839
Natural gas distribution - customer growth (excluding service expansions)	1,928
Increased customer consumption	620
Absence of Florida tax savings (net of GRIP refunds) recorded in the first quarter of 2019 for 2018	(910)
Unfavorable COVID-19 impacts on gross margin	(2,430)
Other variances	1,019
Period-over-period increase in gross margin	$3,066

The major components of the increase in other operating expenses are as follows:

(in thousands)
Insurance expense (non-health) - both insured and self-insured	$1,272
Unfavorable COVID-19 impacts (higher operating and bad debt expenses)	906
Facilities maintenance costs	837
Other variances	17
Period-over-period increase in other operating expenses	$3,032

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Unregulated Energy Segment

	Six Months Ended June 30,
(in thousands)	2020	2019	Change	Percent Change
Gross margin	$48,815	$46,922	$1,893	4.0%
Depreciation, amortization and property taxes	6,542	5,641	901	16.0%
Other operating expenses	28,131	26,795	1,336	5.0%
Operating income	$14,142	$14,486	$(344)	(2.4)%
Operating income for the Unregulated Energy segment decreased by $0.3 million for the six months ended June 30, 2020, compared to the same period in 2019. Excluding the COVID-19 impacts of $0.9 million, operating income increased $0.6 million as a result of incremental gross margin primarily from the Boulden assets and higher propane retail margins per gallon which more than overcame reduced gross margin due to warmer temperatures.

The key components of the increase in gross margin are shown below:

(in thousands)
Propane Operations
Boulden acquisition (assets acquired in December 2019)	$2,437
Increased retail propane margins per gallon driven by favorable market conditions and supply management	2,009
Decrease in customer consumption - primarily due to milder weather	(2,003)
Aspire Energy
Decrease in customer consumption - primarily due to milder weather	(549)
Higher margins from negotiated rate increases	308
Unfavorable COVID-19 impacts on gross margin	(442)
Other variances	133
Period-over-period increase in gross margin	$1,893

The major components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses from Boulden acquisition (completed in December 2019)	$646
Unfavorable COVID-19 impacts (higher operating and bad debt expenses)	487
Insurance expense (non-health) - both insured and self-insured	414
Other variances	(211)
Period-over-period increase in other operating expenses	$1,336

Forward-Looking Statements

Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2019 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the second quarter of 2020 for further information on the risks and uncertainties related to the Company’s forward-looking statements. In addition, to the risks and uncertainties

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identified in the Company’s 2019 Annual Report on Form 10-K, Quarterly Report on Form 10-Q for the first quarter of 2020, and Quarterly Report on Form 10-Q for the second quarter of 2020, risks and uncertainties related to the COVID-19 pandemic could cause actual future results to differ materially from those expressed in any forward-looking statements, including, but not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for our services; our ability to obtain needed materials and components from our suppliers; actions governments, business, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; and general economic uncertainty in the United States’ and global markets and a continuation or worsening of economic conditions in the United States or low levels of economic growth.
Conference Call

Chesapeake Utilities will host a conference call on Thursday, August 6, 2020 at 4:00 p.m. Eastern Time to discuss the Company’s financial results for the three and six months ended June 30, 2020.  To participate in this call, dial 877.224.1468 and reference Chesapeake Utilities’ 2020 Second Quarter Results Conference Call.  To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of the Company’s website at www.chpk.com.

About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas transmission and distribution; electricity generation and distribution; propane gas distribution; mobile compressed natural gas services; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at https://www.chpk.com or through its Investor Relations (IR) App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer and Assistant Corporate Secretary
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Gross Margin
Regulated Energy segment	$57,131	$55,086	$125,254	$122,188
Unregulated Energy segment	17,032	14,380	48,815	46,922
Other businesses and eliminations	(73)	(97)	(158)	(205)
Total Gross Margin	$74,090	$69,369	$173,911	$168,905

Operating Income
Regulated Energy segment	$18,006	$18,028	$45,894	$47,769
Unregulated Energy segment	281	(771)	14,142	14,486
Other businesses and eliminations	(310)	908	75	32
Total Operating Income	17,977	18,165	60,111	62,287
Other income (expense), net	(279)	(320)	3,039	(380)
Interest Charges	5,054	5,552	10,868	11,180
Income from Continuing Operations Before Income Taxes	12,644	12,293	52,282	50,727
Income Taxes on Continuing Operations	1,983	3,379	12,580	13,002
Income from Continuing Operations	10,661	8,914	39,702	37,725
Income (loss) from Discontinued Operations, Net of Tax	295	(610)	184	(757)
Net Income	$10,956	$8,304	$39,886	$36,968

Basic Earnings Per Share of Common Stock
Earnings from Continuing Operations	$0.65	$0.55	$2.42	$2.31
Earnings (loss) from Discontinued Operations	0.02	(0.04)	0.01	(0.05)
Basic Earnings Per Share of Common Stock	$0.67	$0.51	$2.43	$2.26

Diluted Earnings Per Share of Common Stock
Earnings from Continuing Operations	$0.64	$0.54	$2.41	$2.30
Earnings (loss) from Discontinued Operations	0.02	(0.04)	0.01	(0.05)
Diluted Earnings Per Share of Common Stock	$0.66	$0.50	$2.42	$2.25

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11-11-11-11

Financial Summary Highlights

Key variances in continuing operations, between the second quarter of 2020 and the second quarter of 2019, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Second Quarter of 2019 Reported Results from Continuing Operations	$12,293	$8,914	$0.54
Adjusting for Unusual Items:
Unfavorable COVID-19 impacts	(3,595)	(2,557)	(0.15)
Increased customer consumption - primarily due to colder weather	2,013	1,432	0.08
Favorable federal income tax impact associated with the CARES Act	—	1,669	0.10
	(1,582)	544	0.03

Increased (Decreased) Gross Margins:
Eastern Shore and Peninsula Pipeline service expansions*	1,776	1,263	0.07
Increased gross margin from demand for Marlin Gas Services *	1,077	766	0.05
Increased retail propane margins per gallon	867	616	0.04
Natural gas growth (excluding service expansions)	832	592	0.04
Margin contributions from Boulden acquisition (completed December 2019)*	549	390	0.02
	5,101	3,627	0.22

(Increased) Decreased Operating Expenses (Excluding Cost of Sales):
Payroll, Benefits and other employee-related expenses	(967)	(688)	(0.05)
Depreciation, asset removal and property tax costs due to new capital investments	(932)	(663)	(0.04)
Insurance expense (non-health) - both insured and self-insured	(547)	(389)	(0.02)
Operating expenses from Boulden acquisition (completed December 2019) *	(498)	(354)	(0.02)
	(2,944)	(2,094)	(0.13)

Other income tax effects	—	(177)	(0.01)
Interest charges	(436)	(310)	(0.02)
Lower pension expense	371	264	0.02
Net other changes	(159)	(107)	(0.01)
	(224)	(330)	(0.02)

Second Quarter of 2020 Reported Results from Continuing Operations	$12,644	$10,661	$0.64
*See the Major Projects and Initiatives table later in this press release.

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12-12-12-12

Key variances in continuing operations, between the six months ended 2020 and the six months ended 2019, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Six Months Ended June 30, 2019 Reported Results from Continuing Operations:	$50,727	$37,725	$2.30

Adjusting for Unusual Items:
Unfavorable COVID-19 impacts	(3,800)	(2,764)	(0.17)
Decreased customer consumption - primarily due to milder weather	(1,931)	(1,405)	(0.09)
Absence of Florida tax savings (net of GRIP refunds) recorded in first quarter of 2019 for 2018	(910)	(667)	(0.04)
Gains from sales of assets	3,162	2,317	0.14
Favorable income tax impact associated with the CARES Act	—	1,669	0.10
	(3,479)	(850)	(0.06)

Increased (Decreased) Gross Margins:
Eastern Shore and Peninsula Pipeline service expansions*	2,839	2,065	0.12
Margin contribution from Boulden acquisition (completed December 2019)*	2,437	1,773	0.11
Increased retail propane margins per gallon	2,009	1,461	0.09
Natural gas growth (excluding service expansions)	1,928	1,403	0.09
Aspire Energy rate increases	308	224	0.01
	9,521	6,926	0.42

(Increased) Decreased Other Operating Expenses (Excluding Cost of Sales):
Depreciation, asset removal and property taxes	(2,421)	(1,761)	(0.11)
Insurance expense (non-health) - both insured and self-insured	(1,578)	(1,148)	(0.07)
Operating expenses from Boulden acquisition (completed December 2019)	(1,032)	(751)	(0.05)
Facilities maintenance costs	(757)	(550)	(0.03)
Payroll, benefits and other employee-related expenses	261	190	0.01
	(5,527)	(4,020)	(0.25)

Other income tax effects	—	(849)	(0.05)
Interest Charges	(783)	(570)	(0.03)
Lower pension expense	743	540	0.03
Net other changes	1,080	800	0.05
	1,040	(79)	—

Six Months Ended June 30, 2020 Reported Results from Continuing Operations	$52,282	$39,702	$2.41
*See the Major Projects and Initiatives table later in this press release.

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13-13-13-13

Recently Completed and Ongoing Major Projects and Initiatives
The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention to increase shareholder value. The following represent the major projects/initiatives recently completed and currently underway. Major projects and initiatives that have generated consistent year-over-year margin contributions are removed from the table. In the future, the Company will add new projects and initiatives to this table once negotiations are substantially final and the associated earnings can be estimated.

	Gross Margin for the Period
	Three Months Ended		Six Months Ended		Year Ended	Estimate for
Project/Initiative	June 30,		June 30,		December 31,	Fiscal
in thousands	2020	2019	2020	2019	2019	2020	2021
Pipeline Expansions
West Palm Beach County, Florida Expansion (1)	$967	$161	$1,968	$293	$2,139	$4,092	$5,227
Del-Mar Energy Pathway (1)	452	189	641	353	731	2,398	4,100
Auburndale	170	—	340	—	283	679	679
Callahan Intrastate Pipeline (including related natural gas distribution services)	536	—	536	—	—	4,039	7,564
Guernsey Power Station	—	—	—	—	—	—	700
Total Pipeline Expansions	2,125	350	3,485	646	3,153	11,208	18,270

Virtual Pipeline Growth
Compressed Natural Gas Transportation	2,107	1,030	3,454	3,359	5,410	6,900	7,700
Renewable Natural Gas Transportation	—	—	—	—	—	—	1,000
Total Virtual Pipeline Growth	2,107	1,030	3,454	3,359	5,410	6,900	8,700

Acquisitions
Boulden Propane	549	—	2,437	—	329	3,800	4,200
Elkton Gas	—	—	—	—	—	1,207	3,992
Total Acquisitions	549	—	2,437	—	329	5,007	8,192

Regulatory Initiatives
Florida GRIP	3,609	3,530	7,305	7,311	13,939	15,206	16,898
Hurricane Michael regulatory proceeding	—	—	—	—	—	TBD	TBD
Total Regulatory Initiatives	3,609	3,530	7,305	7,311	13,939	15,206	16,898

Total	$8,390	$4,910	$16,681	$11,316	$22,831	$38,321	$52,060
(1) Includes margin generated from interim services.

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14-14-14-14

Detailed Discussion of Major Projects and Initiatives
Pipeline Expansions

West Palm Beach County, Florida Expansion
Peninsula Pipeline is constructing four transmission lines to bring additional natural gas to the Company's distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 and generated $0.8 million and $1.7 million in additional gross margin for the three and six months ended June 30, 2020, respectively. The Company expects to complete the remainder of the project in phases through the third quarter of 2020, and estimates that the project will generate gross margin of $4.1 million in 2020 and $5.2 million annually thereafter.

Del-Mar Energy Pathway
In December 2019, the Federal Energy Regulatory Commission issued an order approving the construction of the Del-Mar Energy Pathway project. Eastern Shore anticipates that this project will be fully in-service by the beginning of the fourth quarter of 2021. The new facilities will: (i) ensure an additional 14,300 Dekatherms per day (“Dts/d”) of firm service to four customers, (ii) provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and (iii) represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Construction on the project began in January 2020, and interim services in advance of this project generated $0.5 million and $0.6 million in margin for the three and six months ended June 30, 2020, respectively. The estimated gross margin from this project is approximately $2.4 million in 2020, $4.1 million in 2021 and $5.1 million annually thereafter.
Auburndale
In August 2019, the Florida PSC approved Peninsula Pipeline's Transportation Service Agreement with the Florida Division of Chesapeake Utilities. Peninsula Pipeline purchased an existing pipeline owned by the Florida Division of Chesapeake Utilities and Calpine, and has completed the construction of pipeline facilities in Polk County, Florida. Peninsula Pipeline provides transportation service to the Florida Division of Chesapeake Utilities increasing both delivery capacity and downstream pressure as well as introducing a secondary source of natural gas for the Florida Division of Chesapeake Utilities' distribution system. Peninsula Pipeline generated gross margin from this project of $0.2 million and $0.3 million for the three and six months ended June 30, 2020, respectively, and expects to generate annual gross margin of $0.7 million in 2020 and beyond.

Callahan Intrastate Pipeline
In May 2018, Peninsula Pipeline announced a plan to construct a jointly owned intrastate transmission pipeline with Seacoast Gas Transmission in Nassau County, Florida.  The 26-mile pipeline will serve growing demand in both Nassau and Duval Counties. This project was placed in service in June 2020, one month earlier than initially forecasted, and generated $0.5 million in additional gross for the three and six months ended June 30, 2020. Peninsula Pipeline expects to generate gross margin of $4.0 million in 2020 and $7.6 million annually thereafter.

Guernsey Power Station
Guernsey Power Station, LLC ("Guernsey Power Station") and the Company's affiliate, Aspire Energy Express, LLC ("Aspire Energy Express"), entered into a precedent firm transportation capacity agreement whereby Guernsey Power Station will construct a power generation facility and Aspire Energy Express will provide firm natural gas transportation service to this facility. Guernsey Power Station commenced construction of the project in October 2019.  Aspire Energy Express is expected to commence construction of the gas transmission facilities in the second quarter of 2021.  This project is expected to produce gross margin of approximately $0.7 million in 2021 and $1.5 million for 2022 and beyond.

Virtual Pipeline Growth
Compressed Natural Gas ("CNG") Transportation
Marlin Gas Services provides CNG temporary hold services, contracted pipeline integrity services, emergency services for damaged pipelines and specialized gas services for customers who have unique requirements. For the three and six months ended June 30, 2020, Marlin Gas Services generated additional gross margin of $1.1 million and $0.1 million, respectively. We estimate that Marlin Gas Services will generate annual gross margin of approximately $6.9 million in 2020 and $7.7 million in 2021, with the potential for additional growth in future years. Marlin Gas Services continues to actively expand the territories it serves, as well as leverage its patented technology to serve other markets, including pursuing liquefied natural gas transportation opportunities and most recently, announcing its expansion into the transportation of renewable natural gas from diverse supply sources to various pipeline interconnection points, as further outlined below.

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15-15-15-15

Renewable Natural Gas Transportation

Bioenergy DevCo
In June 2020, the Company and Bioenergy DevCo (“BDC”), a developer of anaerobic digestion facilities that create renewable energy and healthy soil products from organic material, entered into an agreement related to a project to remove excess organics from poultry waste and convert it into renewable natural gas. BDC and the Company’s affiliates are collaborating on this project in addition to several other project sites where organic waste can be converted into a carbon-negative energy source. This project provides the opportunity for the Company to maintain the green attributes of the renewable natural gas as it is distributed to its natural gas distribution customers.

The resources generated from organic material at BDC's anaerobic digestion facilities in Delaware, will be processed by the Company and Eastern Shore and Marlin Gas Services will facilitate the transportation and receipt of renewable natural gas for multiple suppliers through its interconnect facility and equipment. Marlin Gas Services will transport the sustainable fuel to Eastern Shore, where it will be introduced to the Company’s own distribution system and ultimately distributed to its natural gas customers.

CleanBay Project
In July 2020, the Company and CleanBay Renewables Inc. ("CleanBay") announced a new partnership to bring renewable natural gas to its Delmarva natural gas operations. As part of this partnership, the Company will transport the renewable natural gas produced at CleanBay's planned Westover, Maryland bio-refinery, to the Company's natural gas infrastructure in the Delmarva region. Eastern Shore and Marlin Gas Services, will transport the renewable natural gas from CleanBay where it is ultimately delivered to the Delmarva natural gas distribution end use customers.

At the present time, the Company has disclosed that it expects to generate $1.0 million in 2021 in incremental margin from renewable natural gas transportation beginning in 2021. The Company is finalizing contract terms associated with some of these projects. Additional information will be provided regarding incremental margin on these projects at a future time, as contracts are finalized.

Acquisitions

Boulden Propane
In December 2019, Sharp Energy, Inc. (“Sharp”), the Company’s wholly-owned subsidiary, acquired certain propane customers and operating assets of Boulden which provides propane distribution service to approximately 5,200 customers in Delaware, Maryland and Pennsylvania. The customers and assets acquired from Boulden have been assimilated into Sharp. The operations acquired from Boulden generated $0.5 million and $2.4 million of incremental gross margin for the three and six months ended June 30, 2020, respectively. The Company estimates that this acquisition will generate annual gross margin of approximately $3.8 million in 2020, and $4.2 million in 2021, with the potential for additional growth in future years.
Elkton Gas Company
In December 2019, the Company entered into an agreement with South Jersey Industries, Inc. to acquire Elkton Gas Company, which provides natural gas distribution service to approximately 7,000 residential and commercial customers in Cecil County, Maryland contiguous to the Company's existing franchise territory in Cecil County. The acquisition closed at the end of July 2020, and the Company estimates that this acquisition will generate gross margin of approximately $1.2 million in 2020 and $4.0 million in 2021.

Regulatory Initiatives

Florida GRIP
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, we have invested $154.2 million of capital expenditures to replace 312 miles of qualifying distribution mains, including $10.3 million of new pipes during the first six months of 2020. The Company expects to generate annual gross margin of approximately $15.2 million in 2020, and $16.9 million in 2021.

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16-16-16-16

Hurricane Michael
In October 2018, Hurricane Michael passed through FPU's electric distribution operation's service territory in Northwest Florida. The hurricane caused widespread and severe damage to FPU's infrastructure resulting in 100 percent of its customers in the Northwest Florida service territory losing electrical service. FPU expended more than $65.0 million to restore service as quickly as possible, which has been recorded as new plant and equipment, charged against FPU’s accumulated depreciation or charged against FPU’s storm reserve. Additionally, amounts currently being reviewed by the Florida PSC for regulatory asset treatment have been recorded as receivables and other deferred charges.
In August 2019, FPU filed a limited proceeding requesting recovery of storm-related costs associated with Hurricane Michael (plant investment and expenses) through a change in base rates. FPU also requested treatment and recovery of certain storm-related costs as a regulatory asset for items currently not allowed to be recovered through the storm reserve as well as the recovery of plant investment replaced as a result of the storm. FPU has proposed an overall return component on both the plant additions and the proposed regulatory assets. In the fourth quarter of 2019, FPU along with the Office of Public Counsel in Florida, filed a joint motion with the Florida PSC to approve an interim rate increase, subject to refund, pending the final ruling on the recovery of the restoration costs incurred. The petition was approved by the Florida PSC in November 2019 and interim rate increases were implemented effective January 2020. To date, the Company has recorded a reserve for the interim rate increases, pending a final resolution of the proceeding.
In September 2019, FPU filed a petition, with the Florida PSC, for approval of its consolidated electric depreciation rates. Once approved, the Company expects the new rates to be retroactively effective to January 1, 2020. The petition, was joined to the open dockets regarding Hurricane Michael, and is currently on the schedule for hearing at the Florida PSC agenda in September 2020.
In March 2020, FPU filed an update to the original filing to account for actual charges incurred through December 2019, revised the amortization period of the storm-related costs from 30 years as originally requested to 10 years, and included costs related to Hurricane Dorian of approximately $1.2 million in this filing. FPU continues to work with the Florida PSC and the petition is currently on the schedule for approval at the Florida PSC Agenda in September 2020.

Other major factors influencing gross margin

Weather and Consumption
Weather conditions accounted for a $2.0 million increase in gross margin during the second quarter of 2020, compared to the same period in 2019, as Heating Degree-Day ("HDD") increased by 266 days for both the Delmarva Peninsula and our Ohio service territory. During the second quarter of 2020, gross margin increased by $1.0 million compared to normal temperatures as defined below. For the six months ended June 30, 2020, there was overall lower customer consumption as warmer weather in the first quarter was partially offset by colder temperatures during the second quarter. For the six-month period, overall milder temperatures decreased gross margin by $1.9 million compared to the same period in 2019 and $2.0 million compared to normal temperatures. The following table summarizes HDD and Cooling Degree-Day ("CDD") variances from the 10-year average HDD/CDD ("Normal") for the three and six months ended June 30, 2020 and 2019.

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17-17-17-17

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2020	2019	Variance	2020	2019	Variance
Delmarva
Actual HDD	513	247	266	2,373	2,569	(196)
10-Year Average HDD ("Normal")	400	423	(23)	2,749	2,785	(36)
Variance from Normal	113	(176)		(376)	(216)
Florida
Actual HDD	9	18	(9)	343	379	(36)
10-Year Average HDD ("Normal")	13	14	(1)	508	532	(24)
Variance from Normal	(4)	4		(165)	(153)
Ohio
Actual HDD	801	535	266	3,297	3,531	(234)
10-Year Average HDD ("Normal")	593	607	(14)	3,612	3,652	(40)
Variance from Normal	208	(72)		(315)	(121)
Florida
Actual CDD	849	1,086	(237)	1,075	1,220	(145)
10-Year Average CDD ("Normal")	988	975	13	1,093	1,072	21
Variance from Normal	(139)	111		(18)	148
Natural Gas Distribution Margin Growth
Customer growth for the Company's natural gas distribution operations, as a result of the addition of new customers and the conversion of customers from alternative fuel sources to natural gas service, generated $0.8 million and $1.9 million for the three and six months ended June 30, 2020, respectively. The average number of residential customers served on the Delmarva Peninsula and in Florida increased by 5.3 percent and 3.6 percent, respectively, during the second quarter of 2020 and 4.6 percent and 3.7 percent, respectively for the six months ended June 30, 2020. On the Delmarva Peninsula, a larger percentage of the margin growth was generated from residential growth given the expansion of gas into new communities and conversions to natural gas as our distribution infrastructure continues to build out, while in Florida, as gas heating is not a significant portion of residential use, a greater portion of the margin growth occurred in the commercial and industrial sectors. The details for the three and six months ended June 30, 2020 are provided in the following table:

	Three Months Ended		Six Months Ended
	June 30, 2020		June 30, 2020
(in thousands)	Delmarva Peninsula	Florida	Delmarva Peninsula	Florida
Customer Growth:
Residential	$326	$171	$767	$394
Commercial and industrial	70	265	224	543
Total Customer Growth	$396	$436	$991	$937

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18-18-18-18

Capital Investment Growth and Associated Financing Plans
The Company's capital expenditures were $88.4 million for the six months ended June 30, 2020. The following table shows a range of the expected 2020 capital expenditures by segment and by business line:

	2020
(dollars in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$75,000	$80,000
Natural gas transmission	70,000	80,000
Electric distribution	5,000	7,000
Total Regulated Energy	150,000	167,000
Unregulated Energy:
Propane distribution	10,000	13,000
Energy transmission	10,000	15,000
Other unregulated energy	14,000	19,000
Total Unregulated Energy	34,000	47,000
Other:
Corporate and other businesses	1,000	1,000
Total Other	1,000	1,000
Total 2020 Expected Capital Expenditures	$185,000	$215,000

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, capital delays because of COVID-19 that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the budgeted amounts.

Management reaffirms its capital expenditure guidance of between $750 million and $1 billion for the five-year period between 2018 and 2022. From January 1, 2018 through June 30, 2020, the Company has invested $570.4 million in new capital expenditures.
The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short term borrowings, was 45 percent as of June 30, 2020.
The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to the permanent long-term financing, or if the equity markets are more volatile. The Company also maintains an effective shelf registration statement with the Securities and Exchange Commission for the issuance of shares under its Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”). In addition, the Company recently filed an effective shelf registration statement with the Securities and Exchange Commission for the issuance of shares of its common stock via a variety of offerings. Depending on the Company’s capital needs and subject to market conditions, in addition to other debt and equity offerings, the Company may consider issuing additional shares under the direct stock purchase component of the DRIP or pursuant to its shelf registration statement.
As of June 30, 2020, the Company had approximately $180 million available under its existing short-term lines of credit and syndicated revolver facility. This includes four additional credit facilities that were entered into during the second quarter of 2020 to provide additional debt capital given the uncertainty regarding the length and depth of the impacts of the COVID-19 pandemic. More information about these additional lines of credit and the renewal of the respective shelf agreements is included in the Company’s Quarterly Report on Form 10-Q for the second quarter of 2020.

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19-19-19-19

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating Revenues
Regulated Energy	$73,518	$73,403	$176,473	$177,021
Unregulated Energy and other	23,533	21,139	73,268	77,984
Total Operating Revenues	97,051	94,542	249,741	255,005
Operating Expenses
Regulated Energy cost of sales	16,387	18,317	51,219	54,833
Unregulated Energy and other cost of sales	6,573	6,857	24,609	31,267
Operations	34,607	31,531	70,559	66,945
Maintenance	4,143	3,600	7,979	7,280
Gain from a settlement	(130)	(130)	(130)	(130)
Depreciation and amortization	12,247	11,464	24,500	22,392
Other taxes	5,247	4,738	10,894	10,131
Total operating expenses	79,074	76,377	189,630	192,718
Operating Income	17,977	18,165	60,111	62,287
Other income (expense), net	(279)	(320)	3,039	(380)
Interest charges	5,054	5,552	10,868	11,180
Income from Continuing Operations Before Income Taxes	12,644	12,293	52,282	50,727
Income Taxes on Continuing Operations	1,983	3,379	12,580	13,002
Income from Continuing Operations	10,661	8,914	39,702	37,725
Income (loss) from Discontinued Operations, Net of Tax	295	(610)	184	(757)
Net Income	$10,956	$8,304	$39,886	$36,968
Weighted Average Common Shares Outstanding:
Basic	16,448,490	16,401,028	16,431,724	16,393,022
Diluted	16,503,603	16,445,743	16,487,807	16,439,333
Basic Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.65	$0.55	$2.42	$2.31
Earnings (loss) from Discontinued Operations	0.02	(0.04)	0.01	(0.05)
Basic Earnings Per Share of Common Stock	$0.67	$0.51	$2.43	$2.26

Diluted Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.64	$0.54	$2.41	$2.30
Earnings (loss) from Discontinued Operations	0.02	(0.04)	0.01	(0.05)
Diluted Earnings Per Share of Common Stock	$0.66	$0.50	$2.42	$2.25

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20-20-20-20

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2020	December 31, 2019
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,499,389	$1,441,473
Unregulated Energy	277,209	265,209
Other businesses and eliminations	39,798	39,850
Total property, plant and equipment	1,816,396	1,746,532
Less: Accumulated depreciation and amortization	(357,303)	(336,876)
Plus: Construction work in progress	66,267	54,141
Net property, plant and equipment	1,525,360	1,463,797
Current Assets
Cash and cash equivalents	3,590	6,985
Trade and other receivables	48,799	50,899
Less: Allowance for credit losses	(2,104)	(1,337)
Trade receivables, net	46,695	49,562
Accrued revenue	12,076	20,846
Propane inventory, at average cost	3,951	5,824
Other inventory, at average cost	5,397	6,067
Regulatory assets	3,625	5,144
Storage gas prepayments	1,943	3,541
Income taxes receivable	9,827	20,050
Prepaid expenses	9,167	13,928
Derivative assets, at fair value	1,270	—
Other current assets	1,017	2,879
Total current assets	98,558	134,826
Deferred Charges and Other Assets
Goodwill	32,684	32,668
Other intangible assets, net	7,520	8,129
Investments, at fair value	9,571	9,229
Operating lease right-of-use assets	11,546	11,563
Regulatory assets	74,814	73,407
Receivables and other deferred charges	62,122	49,579
Total deferred charges and other assets	198,257	184,575
Total Assets	$1,822,175	$1,783,198

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21-21-21-21

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	June 30, 2020	December 31, 2019
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,013	7,984
Additional paid-in capital	263,272	259,253
Retained earnings	326,454	300,607
Accumulated other comprehensive loss	(4,462)	(6,267)
Deferred compensation obligation	5,659	4,543
Treasury stock	(5,659)	(4,543)
Total stockholders' equity	593,277	561,577
Long-term debt, net of current maturities	430,106	440,168
Total capitalization	1,023,383	1,001,745
Current Liabilities
Current portion of long-term debt	15,600	45,600
Short-term borrowing	286,405	247,371
Accounts payable	46,382	54,069
Customer deposits and refunds	30,707	30,939
Accrued interest	2,169	2,554
Dividends payable	7,244	6,644
Accrued compensation	9,260	16,236
Regulatory liabilities	10,328	5,991
Derivative liabilities, at fair value	802	1,844
Other accrued liabilities	20,926	12,076
Total current liabilities	429,823	423,324
Deferred Credits and Other Liabilities
Deferred income taxes	193,595	180,656
Regulatory liabilities	130,180	127,744
Environmental liabilities	4,520	6,468
Other pension and benefit costs	28,185	30,569
Operating lease - liabilities	10,055	9,896
Deferred investment tax credits and other liabilities	2,434	2,796
Total deferred credits and other liabilities	368,969	358,129
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$1,822,175	$1,783,198
(1)Refer to Note 6 and 7 in the Company's Quarterly Report on Form 10-Q for further information.

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22-22-22-22

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended June 30, 2020				For the Three Months Ended June 30, 2019
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$13,873	$1,500	$8,693	$7,691	$10,444	$1,511	$7,457	$10,801
Commercial	5,630	1,491	4,856	7,126	6,353	1,587	6,633	9,807
Industrial	2,066	3,180	5,630	247	1,773	3,122	6,062	416
Other (1)	(2,974)	1,060	319	637	(3,647)	795	(1,489)	(560)
Total Operating Revenues	$18,595	$7,231	$19,498	$15,701	$14,923	$7,015	$18,663	$20,464

Volume (in Dts for natural gas and KWHs for electric)
Residential	747,431	73,330	376,351	68,781	558,159	83,315	317,025	72,358
Commercial	682,648	1,023,892	296,994	67,309	673,689	1,143,877	426,555	79,540
Industrial	1,199,163	7,302,156	1,022,672	770	1,216,120	7,065,699	1,226,774	3,173
Other	66,069	—	700,328	—	60,515	—	634,071	—
Total	2,695,311	8,399,378	2,396,345	136,860	2,508,483	8,292,891	2,604,425	155,071

Average Customers
Residential	77,573	17,763	59,623	24,952	73,666	17,205	57,504	24,530
Commercial	7,221	1,583	3,981	7,263	7,085	1,544	3,937	7,228
Industrial	176	16	2,518	2	168	17	2,435	2
Other	16	—	14	—	16	—	12	—
Total	84,986	19,362	66,136	32,217	80,935	18,766	63,888	31,760

	For the Six Months Ended June 30, 2020				For the Six Months Ended June 30, 2019
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$42,750	$3,361	$19,891	$14,918	$40,414	$3,297	$18,177	$20,661
Commercial	17,869	3,274	12,833	14,074	19,494	3,325	14,336	17,622
Industrial	4,463	6,518	13,295	310	4,162	6,387	12,060	1,026
Other (1)	(4,490)	2,555	(1,077)	618	(4,468)	1,906	(2,123)	(4,467)
Total Operating Revenues	$60,592	$15,708	$44,942	$29,920	$59,602	$14,915	$42,450	$34,842

Volume (in Dts for natural gas and KWHs for electric)
Residential	2,656,562	212,519	869,883	133,728	2,778,534	216,187	822,351	137,869
Commercial	2,222,759	2,223,015	795,185	131,988	2,327,009	2,392,641	930,601	141,369
Industrial	2,523,572	15,016,549	2,323,533	12,382	2,727,428	14,399,549	2,574,011	10,923
Other	142,983	—	1,255,371	—	78,374	—	1,189,462	—
Total	7,545,876	17,452,083	5,243,972	278,098	7,911,345	17,008,377	5,516,425	290,161

Average Customers
Residential	77,222	17,712	59,280	24,923	73,821	17,097	57,166	24,455
Commercial	7,233	1,582	3,981	7,262	7,116	1,537	3,917	7,230
Industrial	174	16	2,508	2	168	17	2,425	2
Other	17	—	14	—	12	—	12	—
Total	84,646	19,310	65,783	32,187	81,117	18,651	63,520	31,687

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties, and adjustments for pass-through taxes.